Exhibit 10.16

«Name»

Metavante Non-Statutory Stock Option Award for Directors

«Date» Certificate of Award Agreement

Number of stock options awarded:	«Shares»

Price per share at which options are exercisable:	$

Date options were awarded (“Grant Date”):

Vesting Schedule:	25% vests one year after Grant Date

An additional 25% vests two years after Grant Date

An additional 25% vests three years after Grant Date

An additional 25% vests four years after Grant Date

Option term:	10 years

See the Terms of the Award Agreement and Plan Prospectus for the specific provisions related to this Option Award, including the time period for exercise and other important information concerning this Award.

This document is intended as a summary of your individual Option Award. If there are any discrepancies between this summary and the provisions of the formal documents of this Award, including the Terms of the Award Agreement, Plan Document or Plan Prospectus, the provisions of the formal documents will prevail.

Metavante

Terms of the Award Agreement

1. Nonstatutory Stock Option. This option award is a nonstatutory stock option granted under the Metavante 2007 Equity Incentive Plan (the “Plan”) and will become vested in accordance with the schedule contained in the Certificate of Award Agreement (the “Certificate”).

2. Termination of Service. If your service with the Company terminates, the Option will be exercisable for three (3) years following your termination of service as a director, but not beyond the remaining Option term. The Option shall be exercisable only to the extent it is vested on the date your service terminates. In no event will it be exercisable after the end of the Option term as reflected on the Certificate.

3. Method of Exercising Option. You may exercise this Option, provided that it meets all vesting requirements, by calling Fidelity at 1-800-544-9354. Keep in mind that an “insider” is subject to blackout restrictions which may prevent exercise during certain time periods referred to as the ‘blackout period.” You have been notified of the restrictions by the Company in writing.

4. Change in Control. Notwithstanding the vesting schedule reflected in the Certificate, this Option will be exercisable in full upon your termination of service within 2 years after a Change in Control of the Company.

5. Miscellaneous. In the event that the terms hereof and the provisions of the Plan conflict, the Plan shall control. All terms used herein which are not otherwise defined shall have the same meaning as in the Plan.

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